Exhibit 4

ABER DIAMOND CORPORATION

(the “Company”)

Report of Voting Results

In accordance with Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations, the Company hereby advises of the results of the voting on the matters submitted to the Annual and Special Meeting (the “Meeting”) of shareholders of the Company (the “Shareholders”) held on Wednesday, June 6, 2007. At the Meeting, the Shareholders were asked to consider certain annual and special meeting matters outlined in the Notice of Annual Meeting and Management Proxy Circular dated April 16, 2007 (the “Proxy Circular”).

The matters voted upon at the Meeting and the results of the voting were as follows:

VOTES BY BALLOT
		OUTCOME OF VOTE	Votes For	Votes Against	Votes Withheld
GENERAL BUSINESS

1.	The election of the nominees to the board of directors as set forth in the Proxy Circular	Passed	—	—	—

2.	The re-appointment of KPMG, LLP, Chartered Accountants, as auditors for the Company and authorizing the directors to fix their remuneration	Passed	—	—	—

SPECIAL BUSINESS

3.	The change of name of the Company to Harry Winston Diamond Corporation	Passed	—	—	—

DATED this 11th day of June, 2007.

ABER DIAMOND CORPORATION

Per:	“Lyle R. Hepburn”
Lyle R. Hepburn, Secretary